AMENDMENT TO
                           CO-ADMINISTRATION AGREEMENT

                            _____________ ___, 2006



Ladies and Gentlemen:

                  In accordance with Section 1 of the Co-Administration Agreement, dated March 18, 2002 (the "Agreement"), by and among each investment company party to that certain Agreement with State Street Bank and Trust Company ("State Street"), the Credit Suisse Capital Funds (the "Trust") hereby notifies State Street of the Trust's desire to amend Appendix A of the Agreement to include three of its series--the Credit Suisse Long-Short Market Neutral Fund, Credit Suisse U.S. Multi-Cap Research Fund and Credit Suisse Total Return Global Fund (the "Funds")--and to have State Street render services as administrator under the terms of the Agreement with respect to the Funds.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                       Very truly yours,


                                       CREDIT SUISSE CAPITAL FUNDS


                                       By:
                                             -----------------------------------
                                             Name:  J. Kevin Gao
                                             Title: Vice President and Secretary

Accepted:

STATE STREET BANK AND TRUST COMPANY



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